Exhibit 17.7

                         Settlement & Release Agreement


Section 1 - Settlement:

     The Employment Agreement dated as of July 1, 2007 made between Mr. Scott Old (as the "Employee") and Industrial Minerals, Inc. (as the "Employer"), and the employment of Employee by the Employer, is hereby terminated and no longer is of any force or effect effective as of the commencement of business on January 31, 2008. In place thereof the Employer undertakes to and shall: (a) pay Employee three (3) months' severance pay, at the salary set out in the said Employment Agreement, in accordance with Employer's usual payroll practices and subject to the standard payroll deductions for taxes and unemployment insurance; and (b) grant to Employee the option to purchase up to 1,100,000 shares in the capital stock of Industrial Minerals, Inc. in accordance with the Restated Stock Option Grant Agreement attached hereto.

Section 2 - Release:

     In exchange for and in consideration of the obligations and undertakings of the Employer set out in section 1 above, I, Mr. Scott Old, on behalf of myself, and my heirs and assigns, do voluntarily and knowingly fully release, and forever discharge Industrial Minerals, Inc., its agents, employees, representatives, officers, affiliated companies, subsidiaries, successors and assigns (all of whom are herein collectively referred to as the "Employer") from any and all claims, demands and causes of action of whatsoever nature, whether past, present or future, that I may now or ever have as the result of or arising out of or by reason of my employment with Employer, the Employment Agreement made as of April 3, 2007 with Industrial Minerals, Inc., or the termination of my employment with Employer, or by reason of any of the Employer's employment practices, acts or omissions.

     I fully understand and voluntarily agree that the Employer, by reason of this settlement and release agreement, does not admit any liability or obligation of any kind, and that the Employer has made no agreement or promise to do or admit to do any act or thing not specifically set forth herein.

     I fully understand and voluntarily agree that this settlement and release agreement is made to avoid expense and to terminate all controversies and claims for any injuries or damages of whatsoever nature, known or unknown, both to my person or property, arising out of my employment relationship or the termination thereof with the Employer.

     I intend this settlement and release agreement to fully cover any and all claims, including for salary, vacation pay, pension benefits, or any other benefits whatsoever, or causes of action that I may have or ever have, whether known or unknown to me, against the Employer by reason of my employment or the termination thereof, or by reason of any the Employer's employment practices, acts or omissions.



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     I acknowledge that the Employer has informed me that I have the right to confer with a lawyer prior to entering into this settlement and release agreement. I further acknowledge that I have had the full opportunity to read this settlement and that I have done so, and that I fully understand the effects of this settlement and release agreement.

     I understand, agree and acknowledge that I am entering into this settlement and release agreement of my own free will and understanding, and that I am under no obligation whatsoever to do so.

     I acknowledge that I have not been under duress, coercion or undue influence from the Employer either during the negotiations which led to this settlement and release agreement or at the time of the execution of this settlement and release agreement.

     I shall keep confidential and not disclose to any parties whatsoever any information I have learned about Employer's solid waste collection, recycling, transportation and disposal business, including but not limited to customers, price lists and pricing, bidding methods, operations, equipment and business development opportunities.

     In consideration of the payments and undertakings of Employer made in section 1 above, it is understood and agreed and I hereby undertake not to engage in the graphite mining and supply business in competition with Employer, or solicit any existing or potential customers of Employer, anywhere, for a period of one (1) year from the date hereof.


Signed as of the 31st day of January, 2008.



                                                Mr. Scott Old:
/s/ John Carter                                (
-------------------                            (
Witness                                        ( /s/ Scott Old
                                                ---------------------


                                                Industrial Minerals, Inc.
                                                By:


                                                /s/ David Wodar
                                                -----------------------
                                                David Wodar, President




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